Exhibit 107 Calculation of Filing Fee Tables Form S-8 (Form Type) The Dixie Group, Inc. (Exact Name of Registrant as Specified in its Charter) Table 1: Newly Registered Securities Security Type Security Class Title Fee Calculation Rule Amount Registered Proposed Maximum Offering Price Per Unit Maximum Aggregate Offering Price Fee Rate Amount of Registration Fee Equity Common Stock Other 1,300,000(1) $2.54 $3,302,000(2) .0000927 $306.48(3) Total Offering Amounts $3,302,000 $306.10 Total Fee Offsets 0 Net Fee Due $306.10 (1) This figure represents the aggregate number of shares of Common Stock being registered hereby for issuance pursuant to the Omnibus Equity Incentive Plan (the "Plan") of The Dixie Group, Inc. (the "Company"). Also, there are registered an undetermined, pursuant to Rule 416(c) under the Securities Act, number of additional shares of Common Stock that may become issuable under the Plan in the vent of certain changes in the outstanding shares of Common Stock or in the capital structure of the Company, including any stock dividend, stock split, recapitalization or similar transaction. (2) Estimated solely for the purpose of calculating the registration fee in accordance with Securities Act Rules 457(c) and 457(h), based on the average of the high and low prices reported for the Common Stock on the Nasdaq Global Market on May 3, 2022. (3) Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.